Exhibit 10.6

                AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT

         This Amended and Restated Technology License Agreement (the "Agreement") is made and entered into June 21, 2004, between Bio-Products International, Inc. ("Bio-Products"), a company incorporated under the laws of the State of Alabama (the "Licensor"), and World Waste Technologies, Inc. (WWT), a company incorporated under the laws of the State of California (the "Licensee") (the Licensor and Licensee may hereinafter be either individually referred to as the "Party" or collectively referred to as the "Parties").

                                    PREMISES:

         Whereas, Dr. Michael H. Eley ("Eley"), in his continuous capacity as an employee of the University of Alabama in Huntsville ("UAH"), developed certain proprietary intellectual property, patented processes, and patent pending processes for the volume reduction, separation, recovery, and recycling of various components of waste materials, including without limitation, Municipal Solid Waste ("MSW"), which technology has been reduced to U.S. Patent No. 6,306,248 (the "U.S. Patent") and Patent Cooperation Treaty, International Application No. PCT/US01/50049 (the "PCT") (collectively, the "UAH Technology"). The UAH Technology constitutes the first of the two parts of the "Technology" (as defined herein). Eley is also a major stockholder, President and CEO of Bio-Products;

         Whereas, pursuant to that certain Amended and Restated License Agreement, effective August 18, 2003, which supersedes and replaces the original license agreement dated November 13, 1992, which was amended effective November 5, 1997 and amended again effective August 31, 1999, between UAH and Bio-Products (the "Amended and Restated UAH License") (a complete copy of which is attached as Exhibit A), UAH granted an exclusive worldwide license to Bio-Products covering the UAH Technology, including the rights to make, have made, use, lease and sell certain products, and to practice certain processes, and to license some or all of the rights granted to others, such products and processes being more specifically defined in the UAH License;

         Whereas, Donald E. Malley ("Malley") developed certain proprietary intellectual property, equipment designs, and process operating procedures related to the UAH Technology, including the expertise and know-how for fabrication and continuous operation of a small waste reduction process plant at a commercial sanitary landfill for a period of eighteen months (collectively, the "Malley Technology"). Malley has assigned all rights to the Malley Technology to Bio-Products (a complete copy of the Amended and Restated Stock Purchase and Assignment Agreement is attached as Exhibit B). The Malley Technology constitutes the second of the two parts of the "Technology" (as defined herein). Malley is also a stockholder and a Vice President of Bio-Products;

         Whereas, the original Technology License Agreement, dated June 21, 2002, was between Bio-Products and World Waste Holdings, Inc. (WWHI), incorporated under international law in Anguilla, British West Indies, and WWHI assigned the said Technology License Agreement to World Waste of America, Inc.
(WWA), a company incorporated under the laws of the State of California, effective May 12, 2003 (a complete copy of which is attached as Exhibit C);


                                Exhibit 10.6 - 1

         Whereas, WWA and all of its assets, including the June 21, 2002 Technology License Agreement with Bio-Products, was acquired by Waste Solutions, Inc. (WSI), a California corporation, in a merger and reorganization in which WWA became a wholly owned subsidiary of WSI, dated March 22, 2004 (a complete copy of which is attached as Exhibit D);

         Whereas, WSI filed a Certificate of Amendment of Articles of Incorporation to the Secretary of State of the State of California changing the name of the corporation to World Waste Technologies, Inc. (WWT) on March 24, 2004 (a complete copy of which is attached as Exhibit E);

         Whereas, Bio-Products desires to enter into a license agreement with the Licensee to provide the Technology and future improvements for the construction and operation of commercial scale municipal solid waste processing and recycling facilities subject to the terms and conditions set forth herein;

         Whereas, the Licensee either has the financial resources, or has agreed to use their best efforts to secure the financial resources, for the design, engineering, and fabrication of processing equipment and facilities, acquisition and permitting of construction sites, purchase of processing equipment, construction and operation of processing facilities, and marketing and promotion of commercial facilities that are compatible with the Technology;

         Whereas, the Licensee desires to enter into a license agreement with Bio-Products to use the Technology for commercial purposes upon the terms and conditions hereinafter set forth;

         Whereas, the Parties wish to amend and restate the original Technology License Agreement, dated June 21, 2002, between the Parties as herein set forth, which date shall remain the effective date of this Agreement; and

         Now, therefore, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS
                             -----------------------
         For purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "Technology" shall mean the inventions, technology, and proprietary intellectual property and information developed by Bio-Products, Eley, Malley, and UAH created or discovered prior to or after the effective date of this Agreement, including, but not limited to, inventions, processes, process operating procedures and discoveries, patents, patent applications, trade secrets, developments, facility designs, equipment designs, works of authorship, formulas, software programs, techniques, information, expertise, know-how, data, research, mask works, all intellectual and industrial property rights of any sort, all rights of integrity, disclosure and withdrawal, copyrights, trade names and trademarks, which are related to the recycling, processing, collection, storage, disposal, treatment, utilization or reduction of waste or waste components or the conversion of cellulosic materials to fuels or other materials or other use of cellulosic materials for the production of energy or otherwise. Technology includes without limitation, the UAH Technology, the Malley Technology, United States Patent Number 6,306,248 and Patent Cooperation Treaty International Application Number PCT/US01/50049.


                                Exhibit 10.6 - 2

         1.2  "Third   Party"  shall  mean  any  person  or  entity  other  than
Bio-Products, Eley, Malley, UAH, the Licensee and sub-licensees of the Licensee.

         1.3 "Operating Day" shall mean a day in which the facility (i) processes waste equal to or in excess of the facility's daily design capacity; or (ii) processes all of the waste brought to the facility for processing on such day; or (iii) processes as much waste as allowed by any downstream limitations, such as but not limited to, any limitations on the downstream processing or disposal of the cellulosic product.

                          ARTICLE II - GRANT OF LICENSE
                          -----------------------------
         2.1 Subject to the terms and conditions of this Agreement, Bio-Products hereby grants a license to the Licensee to utilize the Technology to construct and operate commercial scale municipal solid waste processing and recycling facilities in the U.S.A.

         (a) The license granted by Bio-Products to the Licensee under this Agreement shall be exclusive in all of the States, territories, and possessions of the USA with the following exceptions: (i) the State of Arkansas shall remain exclusively licensed to Bio-Products; (ii) Bio-Products shall retain the right to construct and operate additional facilities utilizing the Technology in one or all of the States of Alabama, Tennessee, Georgia, and/or South Carolina, providing the total number of facilities in these States does not exceed four (4); and (iii) for applications in which the cellulosic product of waste, including Municipal Solid Waste ("MSW"), processed utilizing the Technology is either used directly as a fuel source or converted into an end product for energy production. The above notwithstanding, upon written requests from the Licensee,
             (i) Bio-Products shall grant site-specific sub-licenses to the Licensee to construct and operate facilities utilizing the Technology in the State of Arkansas, (ii) Bio-Products shall invite the Licensee to participate in any or all of its four (4) facilities outside of the State of Arkansas, and (iii) Bio-Products shall grant site-specific sub-licenses to the Licensee for applications in which the cellulosic product of waste, including MSW, processed utilizing the Technology is either used directly as a fuel source or converted into an end product for energy production.

         (b) For each facility to be constructed and operated under this Agreement by the Licensee, a proposal on the economic feasibility of the facility shall be prepared and submitted to Bio-Products for review and comment. Bio-Products shall submit its comments in writing to the Licensee in a timely manner, not to exceed sixty
             (60) days. The Licensee shall, at its discretion, then grant a site-specific sub-license to a USA entity (the "Sub-Licensee") that shall own and/or operate the facility. Such sub-license agreement shall be subject to the approval of Bio-Products, which approval shall not be unreasonably withheld.

         (c) As stated in Paragraph 2.1(a), Bio-Products shall retain the right to construct and operate up to four (4) facilities utilizing the Technology in the States of Alabama, Tennessee, Georgia, and South


                                Exhibit 10.6 - 3

             Carolina. Bio-Products shall prepare and submit a proposal on the economic feasibility of each facility to the Licensee for review and comment, and the Licensee shall submit its comments in writing to Bio-Products in a timely manner, not to exceed sixty (60) days. Licensee shall at its discretion negotiate with Bio-Products either to fully finance the Bio-Products facility, to partially participate with a Bio-Products' Third Party financial entity in financing the facility, or to not participate in the facility. After negotiations are concluded, which shall not exceed sixty (60) days from the date Bio-Products submits its proposal on the economic feasibility, and regardless of whether the Licensee participates, the Licensee shall, if requested by Bio-Products, then grant site-specific sub-licenses to Bio-Products or an entity in which Bio-Products owns controlling interest that shall own and/or operate the facility. For Bio-Products facilities constructed and operated under this provision and in which the Licensee has no financial interest, Licensee shall be paid twenty percent (20%) of any royalties paid to Bio-Products from the operation of the facility. Bio-Products may construct and operate up to a total of four (4) facilities in the States of Alabama, Tennessee, Georgia, and South Carolina utilizing the Technology in which the Licensee may have no financial interests while the exclusivity of the Agreement with Licensee remains in force and effect.

         2.2 The term of this license shall extend from the effective date of the original Technology License Agreement, which is June 21, 2002, for a period of twenty (20) years, unless extended, terminated or replaced by agreement of the Parties hereto, or unless otherwise extended or terminated, as elsewhere provided in this Agreement. This Agreement shall be extended automatically until the expiration date of the last patent issued to Bio-Products and/or UAH covering the Technology.

         2.3 Anything to the contrary contained elsewhere in this Agreement notwithstanding, Bio-Products shall retain all of the exclusive rights granted under the UAH License and all of the exclusive rights obtained by assignment from Malley, including the worldwide exclusive right to license some or all of its rights not granted to the Licensee under this Agreement to Third Parties to utilize the Technology.

         2.4 Subject to the terms and conditions of this Agreement, Bio-Products hereby grants to Licensee the right to obtain an exclusive option or license to utilize the Technology to construct and operate commercial scale MSW processing and recycling facilities outside the United States upon the following conditions:

         (a) From the date of this Amended and Restated Technology License Agreement, Bio-Products agrees to inform Licensee of any written offers from a Third Party to obtain an exclusive option or license for a foreign country not currently under an exclusive option or license that is acceptable to Bio-Products. Licensee will be granted a period of thirty (30) days from the date of notification in which to elect to purchase the option or license for said country on the same terms and conditions as contained in the written offer from the Third party. If Licensee exercises its right


                                Exhibit 10.6 - 4
             to purchase the option or license for said country during the thirty (30) day period, then Bio-Products shall grant an exclusive option or license to Licensee under the terms and conditions stated in the written offer from the Third Party. If Licensee fails to exercise its right to purchase the option or license within the thirty (30) day period, then Bio-Products may grant an exclusive option or license for said country to the Third Party making the initial offer.

         (b) The Licensee may from time to time submit a written request to Bio-Products naming each country in which it wishes to obtain an option for an exclusive license to utilize the Technology. If Bio-Products has not previously granted an exclusive option or license to or received a written offer from a Third Party for that country, Bio-Products shall grant Licensee an option for an exclusive license for that country upon the payment of fifteen thousand dollars ($15,000) per country (the "Option Fee"). Said Option Fee shall be due and payable within thirty (30) days after Bio-Products has informed Licensee in writing that said country is available. Licensee acknowledges that the deadline for submission of foreign patent applications based on the PCT has expired, therefore no patent protection can be provided to Licensee under the PCT. However, Licensee agrees to pay all fees and expenses, including, but not limited to, maintenance fees incurred in the prosecution of future patents as may be necessary or useful in the countries licensed to Licensee under this Paragraph 2.4. Such option for an exclusive license granted to Licensee pursuant to this Paragraph 2.4(b) shall be for a term of three (3) years from the date that the Option Fee is paid to Bio-Products; provided the Licensee has also paid all fees and expenses for patent prosecution incurred during the term of the option and Licensee is in compliance with all requirements under this Agreement for exclusivity in the United States.

         (c) At any time prior to the expiration of the term of an option for an exclusive license to Licensee in any country under Paragraph 2.4
             (b), the option may be converted to an exclusive license upon payment by Licensee to Bio-Products of a license fee of eighty-five thousand dollars ($85,000) per country, in addition to the above Option Fee and any patent prosecution fees and expenses. Licensee shall also continue to pay all fees and expenses, including, but not limited to, maintenance fees incurred in the prosecution of patents as may be necessary or useful in the country licensed to Licensee under this Paragraph 2.4.

         (d) For each country exclusively licensed to Licensee under this Paragraph 2.4, the terms and conditions set forth elsewhere in this Agreement shall apply and Licensee shall pay royalties, bonuses, and fees to Bio-Products in accordance with Article III, excluding Paragraph 3.1, and all waste processing facilities both in the United States and outside the United States shall be combined on a cumulative basis for purposes of calculating all payments due to Bio-Products, unless another financial arrangement is mutually agreed to by the Parties.



                                Exhibit 10.6 - 5

             ARTICLE III - FEES, ROYALTIES, AND OTHER CONSIDERATION
             ------------------------------------------------------
         3.1 The Licensee shall pay to Bio-Products a one time Technology licensing fee of Three Hundred Fifty Thousand Dollars ($350,000). Bio-Products acknowledges receipt of payments in the sum of One Hundred Eighty Two Thousand Five Hundred Dollars ($182,500). The remaining balance of One Hundred Sixty Seven Thousand Five Hundred Dollars ($167,500) shall be paid within twenty-six
(26) months from the effective date of this Agreement, but no later than August 21, 2004. Payments of said fee shall be by either wire transfer to a Bio-Products bank account, cashier's check, or other bank certified negotiable instrument on or before the date the payment becomes due and payable.

         3.2 The Licensee shall pay to Bio-Products a royalty of fifty cents ($.50) for every ton of waste received and processed utilizing the Technology, up to a maximum of two thousand (2,000) tons per day of waste processed. The Licensee shall pay to Bio-Products a royalty of one dollar ($1.00) for every ton of waste received and processed in excess of two thousand tons per day up to a maximum of ten thousand (10,000) tons per day of waste processed. The Licensee shall pay to Bio-Products a royalty of one dollar and fifty cents ($1.50) for every ton of waste received and processed in excess of ten thousand (10,000) tons per day. The royalty payments shall become payable on the thirtieth (30th) day following the end of the calendar month in which such amount becomes due and owing until this Agreement or any extension thereof expires or is terminated. Bio-Products agrees that no royalty shall be due and payable with respect to waste processed at any facility until such facility has been in operation for thirty (30) Operating Days, as defined in Paragraph 1.3 (the "Operational Date"). Bio-Products further agrees that no royalty shall be assessed on the first facility until either the sale of the cellulose product is confirmed by a written agreement between the Licensee and a purchaser or the facility has operated, producing and disposing of the cellulose product, for more than ninety
(90) days after the Operational Date. Payment of said royalties shall be by wire transfer of funds to a Bio-Products bank account or by cashier's check or other bank certified negotiable instrument.

         3.3 The Licensee shall pay to Bio-Products a bonus (the "Bonus") of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulosic product from waste, including MSW, utilizing the Technology. The Bonus shall become due and payable on the ninetieth (90th) day following the end of the calendar quarter in which such recyclable product sales are made until this Agreement or any extension thereof expires or is terminated. The Bonus shall be paid by wire transfer of funds to a Bio-Products bank account or by cashier's check or by other bank certified negotiable instrument. The above notwithstanding, no Bonus shall be due and payable with respect to the cellulosic product produced at the facility until the facility reaches its Operational Date.

         3.4 As additional consideration and for their experience and know-how regarding the Technology, the Licensee shall pay Bio-Products a monthly fee for technical services. Such technical services shall initially be provided by Eley and Malley who are employees of Bio-Products, and who agree to provide whatever technical services are reasonably requested of them by Licensee. Payments to Bio-Products for the technical services shall be ten thousand dollars ($10,000) per month payable on or before the first (1st) business day of each month beginning six (6) months from the date hereof. Payments for the technical services of Bio-Products shall be increased to twenty thousand dollars ($20,000)


                                Exhibit 10.6 - 6
per month commencing on the first business day of the month following the Licensee's initial down payment for the process vessels for construction of the Licensee's first plant and continuing each month thereafter until the first facility reaches its Operational Date. After the Operational Date of the first plant, the monthly technical service fee shall be reduced to fifteen thousand dollars ($15,000). During any above period Bio-Products shall provide whatever services are reasonably requested of it by Licensee.

         If at any time Bio-Products fails to undertake technical services requested, then Licensee may cease all payments as set forth in this Paragraph 3.4, until such time as the failure to undertake the technical services requested is remedied.

         Following the Operational Date of Licensee's first facility, Licensee and Bio-Products shall enter into a consulting agreement on terms mutually agreeable to both Parties for the continued provision of technical services by Bio-Products with respect to the construction of additional facilities or the expansion of existing facilities. Licensee agrees that said consulting agreement shall include a minimum annual compensation of One Hundred Eighty Thousand Dollars ($180,000) per year to be paid to Bio-Products in monthly installments for the first five (5) years after the Operational Date of Licensee's first facility.

         3.5 Additionally, with respect to the technical services provided by Bio-Products, the Licensee shall either provide pre-paid expense accounts or reimburse Bio-Products employees for the reasonable transportation, lodging, food, and other expenses incurred by Bio-Products employees in the performance of such technical services for the Licensee. In either case, itemized expense reports and receipts shall be submitted to the Licensee by Bio-Products employees within ten (10) business days of completion of travel or a specific project in which expenses are incurred. The Licensee shall establish a travel expense policy and procedure which policy and procedure Bio-Products shall adhere to unless the parties agree, in writing, otherwise. Any reimbursement for expenses shall be paid by the Licensee within ten (10) business days of receipt of such expense reports submitted by Bio-Products employees.

         3.6 The Licensee may enter into research and development contracts with UAH unrelated to the Technology, with Eley as the principal investigator, to be defined from time to time in exchange for results, information, and a royalty free unrestricted license to use said results and information which are unrelated to the Technology at Licensee's facilities for the period of this Agreement unless a separate agreement is prepared and signed by both Parties. Such results and information which are unrelated to the Technology, including but not limited to test results, notes, and reports regarding the work performed as requested by the Licensee shall be turned over to the Licensee by UAH and Eley within thirty (30) days of completion, and all such results and information shall be kept confidential and shall not be disclosed in any form without first obtaining approval from the Licensee. Any and all research and development results unrelated to the Technology from contracts with Licensee are confidential and may not be provided to Third Parties without the written permission of Licensee. If permission is granted by Licensee for Third Parties to use such unrelated technology then Licensee shall be compensated at the rate of 20% of royalties received by Bio-Products for the use of the unrelated technology by a Third Party. UAH and Eley shall allow the Licensee to visit the UAH pilot plant facility for any purposes, including demonstrations, recyclable


                                Exhibit 10.6 - 7
product production, and testing upon reasonable notice by the Licensee and mutual agreement with Eley as to the dates and times. UAH and Eley shall also provide training for the Licensee's employees to use the licensed Technology at the UAH pilot plant. Eley shall be compensated at a rate of five hundred dollars
($500.00)   per  day  plus  expenses  for  all  pilot  plant   operations.   For
demonstrations, recyclable product production, testing, and training at the UAH pilot plant at the request of the Licensee, the Licensee shall compensate UAH for the expenses for such demonstration and test runs as follows:
         (a) For Each Series of Test Runs:
                (i)   Pilot Plant Preparation/Set up                 $500
                (ii)  Pilot Plant Clean-up/Shutdown                  $500
         (b) For Each Test Run in a Series:
                (i)   Boiler Fuel/Water Treatment                    $200
                (ii)  Labor                                          $800
                (iii) Waste Disposal                                 $100
         (c) Follow up Costs:
                (i)   Small Sample Collection, Packaging & Storage   $100
                (ii)  Large Sample Collection & Packaging            $250
                (iii) Dry Cellulose Product per ton                  $500
                (iv)  Shipping Containers & Shipping Costs      Actual, plus 25%
         (d) Additional expenses:
                (i)   Tractor Rental                                 $100/day
                (ii)  Auto/Truck mileage for Laborers                $0.40/mile
                (iii) Truck towing mileage                           $0.80/mile
                (iv)  Local Lodging for Laborers                     $50/day
                (v)   Per Diem allowance for Laborers                $25/day

         3.7 For the first facility to be sub-licensed under this Agreement, the Licensee agrees that the facility design, equipment designs and specifications, equipment fabricator for the process vessel, engineering firm, construction contractors and sub-contractors, and all facility management and labor personnel must be approved by Bio-Products, which approval shall not be unreasonably withheld. The Licensee also agrees to begin the facility permitting, facility and equipment design, equipment selection, and engineering for the first facility within six (6) months from the date of execution of this Agreement and to begin placing orders for equipment and construction site work within one (1) year from the date of approval of all permitting, facility and equipment design, equipment selection, and engineering for the first facility. Notwithstanding the foregoing, Licensee shall begin placing orders for equipment and shall commence and diligently pursue construction and completion of the first facility no later than thirty (30) months from the effective date of this Agreement, which would be December 21, 2004.

         3.8 Due to the proprietary nature of the process vessel design, the Licensee agrees that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Licensee and its Sub-licensees shall purchase all required vessels exclusively from Bio-Products. The purchase price shall be cost plus fifteen percent (15%), not including shipping costs or taxes. All other equipment required for construction and operation of waste processing and recycling facilities utilizing the Technology may be purchased from other vendors. The first two vessels are to be built to Bio-Products' specifications in Mississippi and shipped to the requested locations. Shipping costs and applicable taxes shall be itemized and included in the cost of vessels and shall be invoiced to and paid by the Licensee. Thereafter, Bio-Products shall from time to time seek the qualifications of and obtain cost quotations from


                                Exhibit 10.6 - 8
alternative vessel manufacturers to manufacture future process vessels as needed such that the same may be provided to Licensee having equal or higher quality than that established by Bio-Products from its Mississippi manufacturer and may be transported by truck to the required facility at a cost equal to or less than that established by Bio-Products from its Mississippi manufacturer including the cost of shipping and taxes. If future vessels are purchased at a cost, excluding shipping costs and taxes, below the most recent purchase price, Licensee agrees to pay Bio-Products an amount equal to twenty-five percent (25%) of the cost savings.

         3.9 In order to maintain the exclusivity of this Agreement, the Licensee further agrees that, within six (6) months from the Operational Date of the first facility, the Licensee shall begin the facility permitting, facility and equipment design, equipment selection, and engineering for construction of one or more facilities with a combined total of at least two thousand (2,000) tons per day. Licensee further agrees that within three (3) months after Licensee has obtained approval of permitting, facility and equipment design, equipment selection, and engineering, the Licensee shall begin ordering equipment and construction site work for the one or more facilities with a combined total of at least two thousand (2,000) tons per day, unless prevented from doing so by a regulatory or government agency, acts of God, acts of war, acts of terrorism, strikes, and the like. The Licensee shall expand existing facilities and/or add new facilities with design capacity for processing at least an average of an additional two thousand (2,000) tons per day of MSW each year thereafter, unless prevented from doing so by a regulatory or government agency. If Licensee fails to perform as specified under this Paragraph 3.9 for two (2) consecutive years, then this Agreement shall convert from an exclusive to a non-exclusive license.

         3.10 The Licensee shall maintain all such books and records as are necessary to accurately determine all amounts due and payable to Bio-Products, Eley, and Malley under Paragraphs 3.2, 3.3, 3.4 and 3.5 of this Agreement, which books and records the Licensee shall make reasonably available, upon the submission of a written request from Bio-Products for inspection by Bio-Products and/or its designated representative at a time mutually convenient to Bio-Products and the Licensee. Bio-Products agrees to treat all such information respecting Licensee's books and records as confidential.

         3.11 All payments shall be paid to Bio-Products at the addresses set forth in Paragraph 14.15 of this Agreement or as otherwise notified in writing by the Parties.

                     ARTICLE IV - INVENTIONS AND DISCOVERIES
                     ---------------------------------------
         4.1 All rights, title, and interest in and to the Technology and all patent applications and patents thereon or relating thereto as presently exist, both foreign and domestic, shall remain the sole and exclusive property of Bio-Products and/or UAH. In addition, patents and patent applications, both foreign and domestic, with respect to the existing Technology shall be applied for and prosecuted, and if received, shall issue solely in Bio-Products' or UAH's name.

         4.2 All right, title and interest in and to all future inventions, processes, enhancements, improvements and other discoveries made by Bio-Products, or any person acting for and under the direction of Bio-Products


                                Exhibit 10.6 - 9
or the Licensee, or any other employee or agent of Bio-Products, or the Licensee, relating to the Technology shall be owned by Bio-Products and/or UAH. All patent applications and patents thereon, foreign and domestic, whether made by any of the Parties or UAH, or jointly by the Parties and UAH or jointly by at least one employee of each Party, shall be owned exclusively by Bio-Products and/or UAH. Bio-Products shall provide the Licensee with detailed information concerning all such related, future inventions, processes, enhancements, improvements and other discoveries upon request. To the extent required to accomplish the foregoing, the Licensee shall execute any and all assignments of patents or other documents to Bio-Products and/or UAH, if required for any such patents to issue in Bio-Products' or UAH's name. Bio-Products hereby grants to the Licensee an exclusive license in the USA, subject to the same exclusions and conditions stated above in Paragraph 2.1, to utilize all such future inventions, processes, enhancements, improvements and other discoveries at no additional royalty or cost, except that the term of this Agreement shall be extended by agreement of the Parties or automatically to the expiration date of any subsequently issued patent.

         4.3 The Technology of Bio-Products and/or UAH shall be maintained by the Licensee free and clear of all liens and encumbrances or rights of any Third Party. Neither Bio-Products nor Licensee shall sub-license, encumber, transfer or assign the Technology of Bio-Products and/or UAH without the written consent of the other party, except as provided in this Agreement.
         4.4 The provisions of this Article shall apply to both foreign and domestic inventions, processes, enhancements, improvements and other discoveries relating to the Technology and to all patent applications and patents related thereto.

         4.5 The Parties shall cooperate in good faith to protect any such invention, process, enhancement, improvement or other discovery, and to make all necessary applications, assignments, as provided herein, and filings, including patents, industrial designs, copyright registrations, trademark registrations and other legal protections, necessary or helpful to protect their interests therein.

                    ARTICLE V - REPRESENTATIONS AND WARANTIES
                    -----------------------------------------
                                 OF BIO-PRODUCTS
                                 ---------------
         Bio-Products hereby represents and warrants, as of the date hereof, as follows:

         5.1 Bio-Products is a corporation, duly organized, validly existing and in good standing under the laws of Alabama. Bio-Products has all requisite power and authority, corporate and otherwise, to execute, deliver, observe, and perform its obligations under, this Agreement. The execution, delivery and performance by Bio-Products of this Agreement have been duly authorized by all necessary corporate action and does not and will not violate Bio-Products' Articles of Incorporation or Bylaws or any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect to which Bio-Products is a party or is subject.






                                Exhibit 10.6 - 10

         5.2 Bio-Products possesses all such franchises, licenses, patents, or other rights necessary to enter into, and satisfy its obligations under, this Agreement, without (to the best of Bio-Products' knowledge) any conflict with, or infringement of, the franchises, licenses, patents or other rights of Third Parties.

         5.3 Bio-Products has the exclusive rights to grant some or all of its rights or licenses to Third Parties to utilize the Technology not granted to the Licensee under this Agreement in various geographical locations worldwide.

         5.4 There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products in any way relating to the Technology. There is no action, suit, proceeding or claim pending or, to the knowledge of Bio-Products, threatened against Bio-Products' properties, assets or business which might have a materially adverse effect on Bio-Products' rights or ability to perform this Agreement in accordance with its terms. No investigation by any governmental agency is pending or threatened against Bio-Products or the properties, business, or goodwill of Bio-Products, which has or might have a materially adverse effect on Bio-Products' rights or ability to perform this Agreement in accordance with its terms. There is no outstanding order, writ, injunction, or decree of any court, government or governmental agency against Bio-Products or its assets, business, or goodwill. Bio-Products is not in violation of any law or governmental regulation applicable to it, to the Technology, or to its properties or business, including but not limited to any applicable safety, environmental control, or similar law or regulation.

         5.5 There is no claim or demand of any Third Party pertaining to, or any proceedings, which are pending or, to the knowledge of Bio-Products, threatened which challenge the rights of Bio-Products in respect of any of the Technology. No technology owned, licensed or used by Bio-Products is subject to any outstanding order, decree, judgment, or stipulation by or with any court, arbitrator or administrative agency, or, to the best of Bio-Products' knowledge, infringes upon the rights of Third Parties.

         5.6 Bio-Products reserves the right to, but as of the effective date of this Agreement has not, put any Third Party on notice of, and is not a party to any suit alleging, any infringement or alleged infringement of any of the Technology. Bio-Products is aware that there are currently bases for putting certain Third Parties on notice and/or filing claims, action, or litigation alleging infringement of the Technology.

                      ARTICLE VI - INDEMNITY AND INSURANCE
                      ------------------------------------
         6.1 (a) The Licensee shall indemnify, defend and hold Bio-Products and UAH and their respective directors, trustees, officers and employees harmless from and against any and all claims and expenses, including reasonable attorneys' fees and other legal expenses, arising out of the death or injury of any person or persons, any damage to property, or any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from, or attributable to utilization of the Technology (see Paragraph 10.3 below and Exhibit A).





                                Exhibit 10.6 - 11

              (b) At  least  ten  (10)  days  prior to  commencement  of  vessel installation and operating activities on the site of each facility of the Licensee to be constructed and utilize the Technology pursuant to this Agreement, the Licensee or its Sub-licensee shall provide to Bio-Products copies of certificates evidencing the purchase of policies of insurance against the liabilities described in Paragraph 6.1(a), naming UAH and all of the Parties hereto as additional insureds, in amounts not less than one million dollars ($1,000,000) per claim.

              (c) Bio-Products  facilities  in which the Licensee  shall have no financial interest shall provide indemnification and insurance against the liabilities described in Paragraph 6.1 (a) and
                  (b), naming UAH and all of the Parties hereto as additional insureds, in amounts not less than one million dollars ($1,000,000) per claim.

                            VII - PATENT INFRINGEMENT
                            -------------------------
         7.1 (a) Bio-Products shall notify the Licensee, and the Licensee shall notify Bio-Products, of any infringement suits that may be brought against any Party to this Agreement within three days after learning of the existence thereof. Bio-Products and/or UAH shall defend at their own expense all infringement suits relating to the existing Technology, and any future discoveries, inventions, improvements, processes and enhancements described in Paragraphs 4.1 and 4.2 of this Agreement. In connection with the defense by Bio-Products and/or UAH of any Third Party claim, the Licensee shall take reasonable actions as are necessary or desirable to assist Bio-Products and/or UAH in any such action. If the Licensee is called upon to take action in a way, which require it to make available its own personnel or to retain counsel and/or experts, Bio-Products shall reimburse the Licensee for the direct costs of the Licensee's personnel involved and for the fees and disbursements incurred on account of the Licensee's counsel and experts. Such reimbursement of the Licensee shall be by deduction from amounts to be paid to Bio-Products by the Licensee for use of the Technology under this Agreement.

              (b) The Licensee shall at its own expense defend all  infringement suits relating to any variations, modifications and alterations of the Technology that were made by the Licensee without the written acknowledgement and consent of Bio-Products to make any such variations, modifications, and alterations of the Technology. The Licensee shall not be entitled to any deduction from amounts due Bio-Products on account of such expenses.

         7.2 Bio-Products shall have the sole right (but not the obligation) to take enforcement action against or settle infringement activity arising under any of the patents covering the Technology. If Bio-Products is unable to take enforcement action or settle infringement activity for financial reasons, Bio-Products may request Licensee to provide financing to jointly with


                                Exhibit 10.6 - 12

Bio-Products take such action. Licensee shall, at its sole discretion, determine whether to provide the financial resources for any such action. The Licensee shall take all reasonable actions as are necessary to assist Bio-Products in any such action. If the Licensee is called upon to take action in a way, which shall require it to make available its own personnel or to retain counsel and/or experts, Bio-Products shall reimburse the Licensee for the direct cost of the Licensee's personnel involved and for the fees and disbursements incurred on account of the Licensee's counsel and experts. Such reimbursement of the Licensee shall be by deduction from amounts to be paid to Bio-Products by the Licensee for use of the Technology under this Agreement.

         7.3 In connection with the defense by Bio-Products of any Third Party claims not addressed in Paragraphs 7.1 or 7.2, the Licensee shall participate and cooperate, as Bio-Products shall, from time to time, reasonably request. If the Licensee is called upon to take action in a way which shall require it to make available its own personnel or to retain counsel and/or experts, the Licensee shall be entitled to a deduction from any amounts due Bio-Products under this Agreement. If there are no such amounts due Bio-Products under this Agreement, then Bio-Products agrees to pay Licensee all personnel, counsel, expert and courts costs thirty days after notification of such expenses by the Licensee in connection with Bio-Products' defense of such suits.

                   ARTICLE VIII - FABRICATION AND CONSTRUCTION
                   -------------------------------------------
         8.1 The Licensee shall use its best efforts to assure that all construction and fabrication meets or exceeds all required safety standards of the United States and the jurisdiction wherein the Technology shall be utilized.

         8.2 Bio-Products will use its best efforts to assure that all designs, processes, formulas, recipes, and plans to be provided to the Licensee meet or exceed all applicable and material safety standards of the United States and any jurisdiction wherein the Technology shall be utilized.

         8.3 The Licensee shall use its best efforts to obtain, or cause to be obtained, all material local, state and federal permits necessary for the construction and operation of any facility that will utilize the Technology.

                          ARTICLE IX - CONFIDENTIALITY
                          ----------------------------
9.1 The Parties hereto each possess confidential information of both a technical and a non-technical nature. It is understood that it has been and may be necessary for one to disclose same to the other, and the Parties agree such disclosures have been and will be made under and subject to the following terms:

              (a) Each Party agrees to receive and maintain in strict confidence the confidential information disclosed to it by the other Party and which is designated in writing as "CONFIDENTIAL" by the Party making the disclosure. Such confidential information, either tangible or intangible, shall not be used in any way other than for performance of express provisions of this Agreement, and shall not be disclosed to others without written consent of the designating, disclosing Party.

              (b) The obligations of  confidentiality  herein shall not apply to prevent any Party hereto from using or otherwise disclosing any information, tangible or intangible, which:

                                Exhibit 10.6 - 13

                  (i) it had rightfully in its possession before the disclosure thereof by the disclosing Party;
                  (ii) is  now  in,  or  later  comes  into,  the public  domain through no fault of the receiving Party; or

                  (iii)is  disclosed  to  the  receiving  Party by a Third Party having the right to make such a disclosure.

              (c) The obligations of confidentiality  herein shall extend beyond any termination, cancellation or expiration of this Agreement and shall include all such written information exchanged between the Parties.

              (d) The  information   designated  as   "CONFIDENTIAL"   shall  be
                  disclosed by each Party only to those employees having a need to know same for purposes of performing the express provisions of this Agreement, and who shall in writing agree to be bound by the provisions of this Paragraph 9.1.

              (e) The Parties to this Agreement shall take all necessary care to maintain all "CONFIDENTIAL" information in strict confidence. Disclosure to any Third Party shall be made only after said Third Party has executed a "Confidentiality, Non-Disclosure, and Non-Competition" agreement which is attached hereto as Exhibit F, copies of which shall be maintained by the disclosing Party and shall be subject to inspection by any of the Parties hereto.

              (f) In the event that any Party hereto becomes  legally  compelled or otherwise legally obligated to disclose any confidential information disclosed to it by another Party, the compelled Party will provide the other Party prompt notice so that the other Party may seek a protective order or other appropriate remedy. Should the other Party be unable on its own behalf to obtain such order or remedy, the compelled Party will use its best efforts to obtain a protective order or other appropriate remedy and if unable to do so will consult (or will cause such person to whom such confidential information was furnished to consult) with the other Party as to what information should and should not be disclosed and will disclose only that portion of the confidential information which is legally required to be disclosed and will use its best efforts to obtain assurances that treatment consistent with this paragraph will be accorded to that portion of the confidential information so disclosed. Except for expenses incurred as a result of any breach of this Agreement relating to the disclosure of confidential information, the other Party will reimburse the compelled Party for its expenses incurred in complying with the terms of this Paragraph 9.1 (f).

              (g) The Parties  hereto  agree to  collect,  obtain and deliver to each other at the expiration or earlier termination of this Agreement, all documents, models, drawings, plans, designs, specifications, calculations, memoranda and other materials or records prepared in the course of their performance and duties


                                Exhibit 10.6 - 14
                  hereunder, except one record set, which may be retained by each Party in accordance with the provisions of this Paragraph 9.1.

               ARTICLE X - AGREEMENT BETWEEN BIO-PRODUCTS AND UAH
               --------------------------------------------------
         10.1 Bio-Products shall comply with all of the terms and conditions of, and perform all of its obligations under, the UAH License. Bio-Products shall not agree to any amendment or modification of the UAH License that would materially affect the terms and conditions of this Agreement without the written consent of Licensee.

         10.2 If at any time Bio-Products defaults in its duties in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, then the Licensee will be automatically entitled to and may at its sole discretion enter into contractual agreements with and pay directly to UAH the amounts necessary to obtain or maintain the UAH License. If Licensee does not enter into contractual agreements with UAH, but rather cures any financial default of Bio-Products only, then such sums paid to UAH on behalf of Bio-Products shall be deducted from any royalties owed to Bio-Products under this Agreement. If no such royalties are owed to Bio-Products under this Agreement then such sums will be treated as an interest free loan to Bio-Products.

         10.3 Any provision of this Agreement to the contrary notwithstanding, this Agreement shall be construed and interpreted so that the terms and conditions hereof shall not be inconsistent with the terms and conditions of the UAH License, attached hereto as Exhibit A.

                        ARTICLE XI - PUBLICITY OF LICENSE
                        ---------------------------------
         11.1 Upon the request of the Licensee, Bio-Products shall cooperate and provide assistance in the development of public statements, advertising, sales literature or promotional materials to describe or promote the Technology.

                        ARTICLE XII - VISITS TO PREMISES
                        --------------------------------
         12.1 The Licensee shall, from time to time, permit Bio-Products to bring visitors to tour any facility utilizing the Technology, provided, that Bio-Products shall notify the Licensee at least seventy-two (72) hours in advance of any proposed visit, that such visits shall be limited to reasonable times and intervals, and contingent upon each visitor signing an appropriate Confidentiality, Non-Disclosure and Non-Competition Agreement, and such visitors shall also be subject to all relevant safety and other regulations that apply to any other visitors to the facility. No persons other than those designated by Bio-Products shall have the right to visit any facility utilizing the Technology without the Licensee's express written consent.

                  ARTICLE XIII - EVENTS OF DEFAULT AND REMEDIES

         13.1 The Licensee shall be in breach of this Agreement in the event of:





                                Exhibit 10.6 - 15

              (a) The  Licensee's  failure to make any payment  hereunder  on or before the date on which such payment becomes due and payable and the continuation of such failure unremedied for thirty
                  (30) days after written notice thereof has been given to the Licensee by Bio-Products;

              (b) The  Licensee's  failure to observe or perform  any  covenant, condition or agreement contained in this Agreement and the continuation of such failure unremedied for thirty (30) days after written notice thereof has been given to the Licensee by Bio-Products, unless such breach can not be remedied within such thirty (30) days for reasons beyond the Licensee's control, in which case the Licensee shall have a reasonable time within which to remedy such breach; or

              (c) Any warranty or representation made herein by the Licensee and contained in this Agreement, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading.

         No termination of this Agreement shall relieve the Licensee of the obligation to pay to Bio-Products all royalties, fees, and other payments accrued at the time of the termination.

         13.2 Bio-Products shall be in default of this Agreement in the event of:

              (a) Bio-Products'  failure to observe  or  perform  any  covenant, condition or agreement contained in this Agreement or in the UAH License and the continuation of such failure unremedied for thirty (30) days after written notice thereof shall have been given to Bio-Products by the Licensee;

              (b) Any warranty or representation  made herein by or on behalf of
                  Bio-Products, contained in this Agreement or in the UAH License, shall prove to have been false, misleading or incorrect in any material respect as of the date made, or shall have failed to state a fact necessary in order to make the statements made not misleading; or

              (c) If  at  any  time  Bio-Products  defaults  in  its  duties  in connection with, or by its conduct attempts to or actually terminates the UAH License which default and/or termination affects or terminates the ability of Bio-Products to grant the license contained in this Agreement, or affects or terminates Licensee's ability to continue operation of existing plants or build new plants.

         13.3 The Licensee shall have the following remedies for breach or default of this Agreement or the UAH License by Bio-Products:

              (a) Upon Bio-Products' breach or termination of the UAH License or this Agreement, such that the breach or termination has affected the ability of Licensee to continue operation of


                                Exhibit 10.6 - 16
                  existing plants and preclusion of building new plants, the Licensee may at its option terminate this Agreement and contract directly with UAH as provided in this Agreement., The Licensee and any sub-licensee shall utilize the Technology, free of any royalties, fees, and other amounts accrued through the date of such default or breach and thereafter.

              (b) In  addition  to any other  right or remedy  available  to the
                  Licensee under this Agreement or in law or equity, upon Bio-Products' breach or default of this Agreement or the UAH License, the Licensee shall be entitled to withhold and/or offset any and all royalties or other fees due to Bio-Products under this Agreement.

              (c) Notwithstanding  anything to the  contrary in this  Agreement, the Licensee may terminate this Agreement at any time upon six
                  (6) months prior written notice to Bio-Products, at which time the Licensee will cease utilizing the Technology, and pay to Bio-Products any royalties, fees and other amounts accrued through the date of such termination. Immediately upon termination of this Agreement all rights, privileges and licenses granted to the Licensee hereunder shall revert to Bio-Products, including all sub-licenses of facilities granted by the Licensee.

         13.4 Upon the Licensees' breach of this Agreement and it's failure to cure said breach as provided above in 13.1, Bio-Products may, at its option, (i) terminate this Agreement, at which time Licensee shall cease utilizing the Technology and such termination shall relieve Licensee of its obligations to pay Bio-Products any further royalties or fees other than those fees and royalties already accrued through the date of termination and all sub-licenses granted by Licensee shall be assigned to Bio-Products; or (ii) Bio-Products may seeks to recover such damages to which it may be entitled by applicable law, including but not limited to, equitable and injunctive relief.

         13.5 (a) Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, including without limitation the right of any Party hereto to terminate this Agreement, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be before one neutral arbitrator to be selected in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall have all rights to pre-arbitration discovery pursuant to the Federal Code of Civil Procedure.

              (b) Neither of the Parties nor the  arbitrator  may  disclose  the existence, content or results of any arbitration hereunder without the prior written consent of the Parties except to counsel, accountants, and other need to know professionals.




                                Exhibit 10.6 - 17

              (c) All fees and expenses of the arbitration  shall be born by the
                  Parties equally. However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

              (d) In the event that a claim or controversy over the right of any
                  Party to terminate this Agreement shall be submitted for arbitration, this Agreement shall continue in full force and effect, and the termination shall be of no effect, until the arbitrator renders a final decision.

         13.6 In the event of the commencement of a voluntary case under the Bankruptcy Code by the Licensee, or Licensee's acquiescence in an involuntary petition under the Bankruptcy Code which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, the right and license conferred under this Agreement shall automatically become and shall thereafter be null and void. The commencement of a voluntary case under the Bankruptcy Code by Bio-Products, or Bio-Products' acquiescence in an involuntary petition under the Bankruptcy Code, which voluntary or involuntary case remains undismissed for a period of ninety (90) days or more, shall be treated as a material breach of the Agreement.

                        ARTICLE XIV - GENERAL PROVISIONS
                        --------------------------------
         14.1 The titles of the various articles and sections of this Agreement are solely for convenience of reference and are not part of this Agreement for purposes of interpreting the provisions hereof.

         14.2 The Licensee may assign all of its rights and obligations under, and all of its interest in, this Agreement, including without limitation the license granted hereby, either (i) in a transaction accompanied by the sale or other transfer of the Licensee's entire business, its stock, or substantially all of its assets, or (ii) to any other entity owned by the same shareholders of Licensee and this Agreement shall be binding upon, and inure to the benefit of, any such successor or assign of the Licensee, provided that Bio-Products consents in writing, such assignment shall not be unreasonably conditioned, withheld, or delayed..

         14.3 Nothing in this Agreement shall be deemed or construed to constitute or to create a partnership, joint venture or agency between the Parties. Except as may be otherwise provided herein, neither Party shall have any authority to bind the other Party in any respect.

         14.4 If any provision of this Agreement is or becomes unenforceable under any law of mandatory application, it is the intent of the Parties hereto that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

         14.5 The waiver by any Party of any failure on the part of any other Party to perform any of its obligations under this Agreement shall not be construed as a waiver of any failure or continuing failure or failures, whether similar or dissimilar thereto.





                                Exhibit 10.6 - 18

         14.6 This Agreement, including the exhibits hereto, constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements between the Parties, whether oral or written, related to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by the authorized representatives of the Parties hereto.

         14.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, constitute a single document. This Agreement may be executed by each Party on separate copies, which copies, when combined so as to include the signatures of all Parties, shall constitute a single counterpart of this Agreement.

         14.8 This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

         14.9 Each Party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

         14.10 For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of Huntsville, Alabama.

         14.11 This Agreement and all exhibits contain the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such Parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

         14.12 Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders.

         14.13 Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each Party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any Third Party that is not a Party to this Agreement, except for the rights of the successors-in-interest and permitted assigns of each Party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified Third Parties.

         14.14 Except as otherwise provided in this Agreement, in the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any Party against any other Party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing Party in such Proceeding shall be entitled to recover from the unsuccessful Party all costs, expenses, and reasonable attorneys' fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award



                                Exhibit 10.6 - 19
proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorneys' fees.

         14.15 Any notice or other communication pursuant to this Agreement shall be sufficiently made or given five days after the date sent, postage pre-paid, by certified mail, return receipt requested, if sent to the following addresses, or to such other address as the Party may from time to time designate to the other Parties in writing:
In the case of Bio-Products:

         Dr. Michael H. Eley, President & CEO
         BIO-PRODUCTS  INTERNATIONAL,  INC
         3317 Clifford  Road,  NW  Huntsville,
         Alabama  35810  USA
         256-852-3139   (phone)
         256-436-6992   (cellular)
         256-824-6305 (fax)
         eleym@email.uah.edu (email)

In the case of World Waste Technologies, Inc.:

         Thomas L. Collins, CEO
         WORLD WASTE TECHNOLOGIES, INC.
         13520 Evening Creek Dr., North
         Suite 130
         San Diego, CA 92128
         858-391-3400 (phone)
         858-204-0461 (cellular)
         858-486-3352 (fax)
         tcollins@worldwasteintl.com (email)

Each Party shall make a reasonable, good faith effort to ensure that it will accept or receive notices to it that are given in accordance with this paragraph. A Party may change its address for purposes of this paragraph by giving the other Parties written notice of a new address in the manner set forth above.

         14.16 In the event either Party hereto shall be rendered wholly or partly unable to perform its obligations under this Agreement by reason of causes beyond its control, including but not limited to acts of Nature, acts of terrorism, acts, omissions, or regulation of any government or agency thereof, judicial action, labor disputes, or transportation failure, except as specified herein, the performance of the obligations of such Party insofar as it is affected by such condition shall be suspended for the duration of such condition, provided the Party affected advises the other Party of the basis of its inability within ten (10) days of the beginning of such known inability. After the cessation of the condition causing such inability, the Party suffering such inability shall have a period of thirty (30) days to restore its operation(s) and restore its obligations to the other Party.

         14.17 No representations have been made to any Party regarding taxes, it being understood by each of the Parties that each such Party accepts full responsibility for calculation of and payment of his or its taxes, levies,


                                Exhibit 10.6 - 20
duties or other charges incurred or imposed as a consequence of this Agreement and the transactions described herein.

         14.18 This Agreement shall become effective when it has been executed by all of the Parties to this Agreement.




















































                                Exhibit 10.6 - 21

         IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to duly execute and deliver this Agreement effective as of the date written above.


BIO-PRODUCTS INTERNATIONAL, INC.


By:  /s/ Dr. Michael H. Eley
   -----------------------------------------
        Dr. Michael H. Eley, President & CEO



WORLD WASTE TECHNOLOGIES, INC.


By:  /s/ Thomas L. Collins
    ----------------------------------------
        Thomas L. Collins, CEO





































                                Exhibit 10.6 - 22